Exhibit 99.1

To Our Stockholders,

While we continue to experience strong growth, we have been presented with earnings challenges that we are addressing immediately.  Consolidated assets grew $85 million during the quarter for an annual rate of growth of approximately 30%.  However, competitive pressures, primarily in net interest margin, have reduced earnings.  Quite simply, our increases in lending rates have been unable to keep pace with the increase in deposit rates.

This has taken place in all of our markets, but is particularly impacting the market of our largest operation, Quad City Bank & Trust.  Our plan for 2006 was to grow through the diminished margins but the compression has been greater than anticipated.  As a result, we are  taking steps to improve the profitability of our existing balance sheet.  Specifically, we will work hard to improve margins, control costs, and allocate our capital where it can be used most profitably.

Earnings for the third quarter ended September 30, 2006 were $520 thousand, or basic and diluted earnings per share of $0.11.  For the same quarter one year ago, the Company reported earnings of $956 thousand, or basic and diluted earnings per share of $0.21.  Earnings for the second quarter of 2006 were $1.2 million, or basic and diluted earnings per share of $0.26.

Earnings for the nine months ended September 30, 2006 were $2.6 million, or basic and diluted earnings per share of $0.55.  For the comparable period in 2005, the Company had earnings of $3.5 million, or basic earnings per share of $0.78 and diluted earnings per share of $0.77.

During the first nine months of 2006, the Company’s total assets increased by 19%, or $198.6 million, to $1.24 billion from $1.04 billion at December 31, 2005.  During this same period, net loans/leases increased by 25%, or $185.1 million, to $932.5 million from $747.4 million at December 31, 2005.  Total deposits increased by 25% to $873.3 million at September 30, 2006 when compared to $698.5 million at December 31, 2005.  Stockholders’ equity rose to $57.6 million at September 30, 2006 as compared to $54.5 million at December 31, 2005.

The net income for the quarter ended September 30, 2006 of $520 thousand declined 57%, or $684 thousand from the previous quarter.  Quarter-to-quarter total revenue increased by $1.3 million, or 7%, while total expense increased by $2.4 million, or 13%.   In a comparison of the third quarter of 2006 to the second quarter of 2006, an increase in net interest income of $432 thousand was essentially erased by an increase in the provision for loan/lease losses of $377 thousand.  The gain on sale of a foreclosed asset at Quad City Bank & Trust contributed $745 thousand to second quarter earnings, while third quarter earnings reflected a $100 thousand loss in this same category.

Previously, we announced our hiring of a team of bankers in the Milwaukee market, who since June have operated as a branch of Rockford Bank & Trust.  During 2006, this new operation has experienced after-tax start-up losses of $514 thousand, which were consistent with our expectations.  We firmly believe that the negative impact on earnings created by the expenditures necessary to establish our Wisconsin operation represents a contribution to a long-term investment, which should provide the Company and its stockholders with significant benefits in the future.

We have entered into a series of agreements that will result in the addition of a Wisconsin-chartered bank to the Company’s current family of community banks.  The new bank, which will be known after the acquisition as “First Wisconsin Bank and Trust Company”, will be a wholly owned subsidiary of the Company with one office located at 1133 Quail Court, Suite 100, in Pewaukee, Wisconsin.

In essence, we are folding our current Pewaukee bank operations into this charter.  This transaction will provide increased autonomy to our local Wisconsin personnel, consistent with our Company’s model of individually chartered community banks that have a strong local management team and Board of Directors. These transactions are subject to various regulatory approvals and the parties expect to close them during the first quarter of 2007.

Quad City Bank & Trust, the Company’s first subsidiary bank, had total consolidated assets of $820.3 million at September 30, 2006, which was an increase of  $96.7 million from December 31, 2005.  At the close of the third quarter of 2006, Quad City Bank & Trust had net loans/leases of $626.5 million and deposits of $550.3 million, which were increases from December 31, 2005 of 21% and 15%, respectively.  The bank realized after-tax net income of $1.3 million for the third quarter of 2006, which was a decrease of $790 thousand from $2.1 million for the second quarter of 2006.  The second quarter gain on sale of a foreclosed asset, in combination with the negative provisions to the allowance for estimated losses on loan/leases that quarter, contributed significantly to the quarter-to-quarter decrease in net income.  At September 30, year-to-date earnings for the bank were $4.8 million, which was a decrease of $205 thousand, or 4%, from one year ago.

Cedar Rapids Bank & Trust, which opened in 2001, reached total assets of $326.5 million at September 30, 2006, for an increase of $36.7 million from December 31, 2005.  At the end of the third quarter of 2006, Cedar Rapids Bank & Trust had net loans of $228.9 million and deposits of $234.0 million, which were increases from December 31, 2005 of 13% and 18%, respectively.  After-tax net income for Cedar Rapids Bank & Trust for the second quarter of 2006 was $415 thousand, which was an increase of $49 thousand from $366 thousand for the second quarter.  At September 30, year-to-date earnings for the bank were $1.2 million, which was an increase of $431 thousand, or 58%, from one year ago.

The Company’s newest banking subsidiary, Rockford Bank & Trust, surpassed the threshold of $100 million in total assets during the third quarter.  The bank reached total assets of $109.3 million, net loans of $77.1 million, and deposits of $90.9 million at September 30, 2006.  This represents growth from December 31, 2005 of $68.0 million, $51.6 million and $65.3 million, respectively.  During 2006, the Wisconsin operation has contributed $15.6 million to net loan growth and $15.0 million to deposit growth.  Rockford Bank & Trust, which opened January 3, 2005, experienced a net operating loss of $471 thousand for the third quarter of 2006 compared to a loss of $556 thousand for the second quarter.  The start up of our new Wisconsin operation accounted for $239 thousand of the third quarter loss.  At September 30, year-to-date losses for the bank were $1.3 million compared to losses of $972 thousand for the first nine months of 2005.  At September 30, year-to-date losses for the Wisconsin operation were $514 thousand.  The results of operations in both Rockford and Milwaukee are consistent with the Company’s expectations for this de novo charter and beginning operations in Milwaukee.  In December 2005, Rockford Bank & Trust opened a second location in a temporary facility on Guilford Road at Alpine Road in Rockford.  Construction of the permanent facility is nearing completion with an expected opening in November 2006.

In August 2005, the Company acquired M2 Lease Funds, LLC.  Since that time, the growth and earnings at this subsidiary have been consistent with the Company’s expectations.  At September 30, 2006, M2 Lease Funds had total assets of $51.1 million and pretax net income of $850 thousand year-to-date and $258 thousand for the third quarter.

After 17 quarter-point increases, the Federal Reserve paused and decided they would sit and watch. Although concerned with the inflation pressures clearly evident within segments of the economy, the weight of the evidence allows for this position. Conditions are such that the Fed can voice its concern about conditions without having to act on these conditions at this time. It’s hard to imagine the Fed becoming too sanguine about inflation, even as comments indicate they are “comfortable” with a wait-and-see stance. The economy has withstood various challenges throughout its rate-rise campaign, so policymakers will want to retain a considered response to incoming data.

While we are pleased with our significant growth in market share, our efforts will be focused on improved profitability, primarily at Quad City Bank & Trust.  We continue to believe that our ongoing investment in the growth of various segments of our franchise will be very beneficial long term.  Thank you for your support.